UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2016

Arena Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-31161	23-2908305
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6154 Nancy Ridge Drive, San Diego, CA		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 453-7200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Arena Pharmaceuticals,” “Arena,” “Company,” “we,” “us” and “our” refer to Arena Pharmaceuticals, Inc., and/or one or more of our wholly owned subsidiaries, unless the context otherwise provides. Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 1, 2016 (the “Separation Date”), Dominic P. Behan, Ph.D., D.Sc., resigned from his positions with us as our Executive Vice President, Chief Scientific Officer and as a member of our Board of Directors.  Dr. Behan’s resignation was not because of any disagreement with us on any matter relating to our operations, policies or practices.

Dr. Behan’s resignation follows our strategic shift in priorities to emphasize our proprietary clinical stage pipeline, which was announced on June 30, 2016. Dr. Behan’s resignation was for good reason under our Severance Benefit Plan, as amended (the “Severance Plan”), resulting from Dr. Behan’s materially diminished duties and responsibilities following this strategic shift.  Dr. Behan is eligible for the severance benefits set forth in the Severance Plan.

Following his Separation Date, Dr. Behan will act as the Chair of our Scientific Advisory Board and provide consulting services to us regarding our research and development programs. The consulting arrangement is for a term of five years, unless terminated earlier by either party on thirty (30) days advanced written notice.  Dr. Behan will receive a market rate hourly consulting fee, along with reimbursement for certain pre-approved expenses.  In addition, Dr. Behan’s consulting services will constitute continuous service with us, and as a result, the outstanding equity awards we previously granted to Dr. Behan will continue to vest and/or be exercisable, as applicable, as those services are provided in accordance with the applicable plan(s) and written grant instrument(s) for such awards.  Dr. Behan has also agreed to customary non-disclosure and work product assignment provisions.

Item 8.01Other Events.

On September 1, 2016, we also entered into a series of agreements with Beacon Discovery, Inc. (“Beacon”), a newly formed entity of which Dr. Behan is a director and greater than 10% stockholder.

We entered into a License and Collaboration Agreement (the “License Agreement”) with Beacon, pursuant to which we granted Beacon a non-exclusive, non-assignable and non-sublicensable license to certain database information relating to compounds, receptors and pharmacology, and transferred certain equipment to Beacon.  Beacon will seek to engage global partners to facilitate discovery and development.  Beacon has agreed to assign to us any intellectual property relating to our existing research and development programs developed in the course of performing research for us, and grant us a non-exclusive license to any intellectual property developed outside the course of performing work for us that is reasonably necessary or useful for developing or commercializing the products under our research and development programs.  We are also entitled to rights of negotiation and rights of first refusal to potentially obtain licenses to compounds discovered and developed by Beacon.  In addition, we are entitled to receive (i) a percentage of any revenue received by Beacon on or after the second anniversary of the effective date of the agreement from any third party pursuant to a third party license, including upfront payments, milestone payments and royalties; (ii) single-digit royalties on the aggregate net sales of any related products sold by Beacon and its affiliates; and (iii) in the event that Beacon is sold, a percentage of the consideration for such sale transaction.

We entered a Master Services Agreement (the “Master Services Agreement”) with Beacon, pursuant to which Beacon will perform certain research services for us.

We also entered into a separate Services Agreement (the “BI Services Agreement”) with Beacon, pursuant to which Beacon will perform our research obligations under that certain Collaboration and License Agreement, dated December 22, 2015 (the “BI Collaboration Agreement”), by and between us and Boehringer Ingelheim International GmbH (“BI”).  In consideration for performing these research obligations, Beacon will be entitled to receive the applicable FTE payments that are paid to us by BI for the research services and certain milestone payments.

We also entered into a sublease agreement with Beacon, pursuant to which we will sublease approximately 15,000 square feet of laboratory, office and meeting room space to Beacon for a period of five years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 1, 2016	Arena Pharmaceuticals, Inc.

	By:	/s/ Amit Munshi
Amit Munshi
President and Chief Executive Officer